                            Exhibit 99.1
News Release

205 Crosspoint Parkway
Buffalo, NY 14068
Immediate Release
Columbus McKinnon Announces Liam McCarthy’s Retirement from Board of Directors

BUFFALO, NY, January 26, 2023 - Columbus McKinnon Corporation (the “Company”)(Nasdaq: CMCO), a leading designer, manufacturer and marketer of intelligent motion solutions for material handling, today announced that Liam McCarthy has retired as a member of its Board of Directors (the “Board”) effective January 21, 2023, for family and personal reasons.

Richard H. Fleming, Chairman of the Board, commented, "Liam has been a valuable member of our Board for over 14 years. His strong operating background and his global perspective contributed mightily to the advancement of the Company over those years. On behalf of the Board of Directors, I wish to thank Liam for his service and commitment to Columbus McKinnon and we wish him all the best in the future."

Mr. McCarthy was appointed a Director of the Company in November 2008. He most recently served as the Chair for the Compensation and Succession Committee and as a member of the Audit Committee. Following Mr. McCarthy’s retirement, the Board will be comprised of ten members, nine of which are independent and four of which are diverse.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that move the world forward and improve lives by efficiently and ergonomically moving, lifting, positioning and securing materials. Key products include hoists, crane components, precision conveyor systems, rigging tools, light rail workstations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at www.columbusmckinnon.com.

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Contacts:

Gregory P. Rustowicz	Investor Relations:
Executive Vice President - Finance and CFO	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com